NEWS RELEASE	Exhibit 99.1

HECLA REPORTS 2.5 MILLION OUNCES OF SILVER AND

57,808 OUNCES OF GOLD PRODUCTION IN FIRST QUARTER 2018

Production exceeded expectations; Guidance maintained

FOR IMMEDIATE RELEASE

April 11, 2018

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today announced preliminary silver and gold production results¹ for the first quarter of 2018.

HIGHLIGHTS

●	Silver production of 2.5 million ounces, and gold production of 57,808 ounces.

●	Silver equivalent production of 10.7 million ounces and gold equivalent production of 134,903 ounces.[2]

●	Lead production of 5,627 tons; zinc production of 15,211 tons.

●	Throughput at Casa Berardi continues at a record pace.

●	Entered into agreement to acquire Klondex Mines Ltd, with 3 high-grade Nevada gold mines, potentially adding 162,000 ounces of annual gold equivalent production.

●	Received $31.6 million investment (C$40 million) from Ressources Quebec, a wholly owned subsidiary of Investissement Québec.

●	Cash, cash equivalents and short-term investments of approximately $245 million at March 31, 2018, an increase of about $32 million over March 31, 2017.

“Our mines are performing well due to the strength of our operating teams and consistent and disciplined capital programs that have improved these longlived mines,” said Phillips S. Baker, Jr., Hecla’s President and CEO. “Greens Creek continues growing throughput, primarily due to increased efficiency at shift change as we utilize new technologies like remote monitoring systems and automated use of the LHD. Casa Berardi is now fully an underground and open pit mine and continues to set throughput records. San Sebastian’s production is primarily from stockpiled open pit material as we transition to the underground. The cash position is the second highest in the past 6 years, and we expect to deploy it to acquire Klondex in the second quarter.”

(1)	See cautionary statement regarding preliminary statements at the end of this release.
(2)	Silver and gold equivalent calculation based on average actual prices for each metal in the year as follows: $16.77 for Ag, $1,329 for Au, $1.14 for Pb, and $1.55 for Zn.

Greens Creek

At the Greens Creek mine, 1.9 million ounces of silver and 13,118 ounces of gold were produced. Lower gold production, when compared to the first quarter of 2017, was due to lower ore grades as a result of mine sequencing, partially offset by higher mill throughput. The mill operated at an average of 2,349 tons per day (tpd).

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Lucky Friday

At the Lucky Friday mine, 99,780 ounces of silver were produced for the first quarter. Production is lower as compared to the first quarter of 2017 due to the ongoing strike by unionized employees. Limited production and capital improvements, performed by salaried staff, and limited shipments of concentrate occurred in the first quarter.

Casa Berardi

At the Casa Berardi mine, 40,177 ounces of gold were produced, including 10,655 ounces from the East Mine Crown Pillar pit, in the first quarter of 2018. The mine produced as expected, with an increase of 4,370 ounces compared to the first quarter of 2017. The mill operated at an average of 3,873 tpd, a quarterly record.

San Sebastian

At the San Sebastian mine, 0.5 million ounces of silver and 4,513 ounces of gold were produced in the first quarter of 2018. Although silver and gold production as compared to the first quarter of 2017 were lower, both still exceeded our estimates for the quarter due to the amount of higher-grade stockpile material processed. The mill operated at an average of 382 tpd.

PRODUCTION SUMMARY

	First Quarter Ended
	March 31, 2018	March 31, 2017
PRODUCTION			Increase/ (Decrease)

Silver	2,534,095	3,369,426	(835,331)

Gold	57,808	56,113	1,695

Lead[1]	5,627	8,636	(3,009)

Zinc	15,211	15,538	(327)

Greens Creek - Silver	1,913,232	1,929,297	(16,065)

Greens Creek - Gold	13,118	14,022	(904)

Lucky Friday - Silver[1]	99,780	680,782	(581,002)

Casa Berardi - Gold[2]	40,177	35,807	4,370

San Sebastian - Silver	512,192	750,803	(238,611)

San Sebastian - Gold	4,513	6,284	(1,771)

(1)	Union workers at Lucky Friday have been on strike since March 13, 2017. Limited production being carried out by salaried staff.
(2)	Casa Berardi also produced 8,891 ounces of silver in the first quarter 2018 compared to 8,544 ounces of silver for first quarter of 2017.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	2

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho and Mexico, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in seven world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Cautionary Statements Regarding Preliminary Results

All measures of the Company's first quarter 2018 operating and financial results contained in this news release, including cash, cash equivalents and short-term investments, are preliminary and reflect the Company’s expected results as of the date of this news release. Actual reported first quarter 2018 results are subject to management's final review as well as review by the Company's independent registered public accounting firm and may vary significantly from those expectations because of a number of factors, including, without limitation, additional or revised information and changes in accounting standards or policies or in how those standards are applied.

Cautionary Statements Regarding Forward Looking Statements

Statements made or information provided in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements or forward-looking information include statements or information regarding estimates of silver production for the first quarter of 2018 on a consolidated basis and at each of the Greens Creek, Lucky Friday and San Sebastian mines, and first quarter 2018 gold production at Casa Berardi, as well as quarter-end cash position. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the Company's Form 10K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Mike Westerlund

Vice President – Investor Relations

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	3